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                                                                    Exhibit 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 10, 2002

Dear Sir/Madam

We have read the first three (3) paragraphs of Item 4 included in the Form 8-K dated May 10, 2002 of Quinton Cardiology Systems, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP



cc: Mr. Michael K. Matysik
    Senior Vice President and Chief Financial Officer
    (Principal Financial and Accounting Officer)